EXHIBIT 99.1

Educational Development Corporation Announces Record Unaudited Net Revenues for First Quarter Ended May 31, 2016

TULSA, Okla., June 07, 2016 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports historic record net revenues for the first quarter ended May 31st, 2016 (unaudited).

Randall White, CEO of Educational Development Corporation, announces that the Company achieved record net revenues of $22.9 million for the quarter ended May 31st, 2016, compared to $9.6 million for the same quarter last year.  Both divisions of the Company had excellent net revenue results with the home business division, Usborne Books & More (UBAM), leading the way with $20.7 million, which is an increase of 195% over $7.0 million a year ago.

UBAM had an excellent year attracting new sales associates which now total over 21,600, compared to 8,000 at the end of May 2015.  This division has now posted 36 consecutive months of net revenue gains over the same month the previous year.

Preliminary unaudited results indicate a return to normalized pre-tax earnings for the quarter. The Company is still experiencing extraordinary growth and has a large backlog of orders to be shipped. A new $700,000 warehouse picking system and a warehouse management system were installed in May, in addition to other upgrades to our facility, which has significantly improved efficiency and productivity. With the new technology and systems upgrades, the Company expects to see improved margins in the upcoming quarters.  This unprecedented sales growth is primarily the result of eliminating sales to Amazon and wholesale accounts four years ago to support our retail accounts and our sales consultants.

To accommodate this escalating growth, the Company moved to our new location during the month of February, while continuing to ship product. While the fiscal year ending February 29th, 2016, produced record net revenues and net earnings, during the fourth quarter the Internal Revenue Service assessed the Company a $67,900 charge for its reporting of incentive travel earned by UBAM sales consultants.  While the Company did not agree, this assessment covers five previous years in the settlement and will not occur in present or future years.  Also, the Company incurred in excess of $200,000 in expenses created by moving to the new facility.  The combination of these two non-recurring items was responsible for the small loss incurred for the fourth quarter.

The Company expects net revenues for the fiscal year ending February 28th, 2017, to be in the range of $140-170 million and expect earnings per share in the range of $1.00-1.50 /share.

About Educational Development Corporation

EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 1,800 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by over 21,000 direct sales consultants nationally.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522